Exhibit 99.B(d)(2)(i)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT CO.

Series	Annual Sub-Advisory Fee
ING Growth and Income Portfolio	0.225% on first $10 billion
0.203% on next $5 billion
0.191% on assets over $15 billion